Exhibit 99

FOR IMMEDIATE RELEASE    Ref: 21-16

Contact:	Brendan Maiorana
Executive Vice President of Finance and Treasurer
brendan.maiorana@highwoods.com
919-872-4924

Highwoods Closes Acquisition of Office Assets from
Preferred Apartment Communities, Inc.
$683M Total Investment

Asset	Strategy	Market	Submarket/BBD	SF
150 Fayetteville	Core	Raleigh	CBD	560,000
CAPTRUST Tower	Core	Raleigh	North Hills	300,000
Capitol Towers	Core	Charlotte	SouthPark	479,000
Morrocroft Centre	Core	Charlotte	SouthPark	291,000
Galleria 75 Redevelopment Site	Core	Atlanta	Cumberland/Galleria
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RALEIGH, NC – July 29, 2021 – Highwoods Properties, Inc. (NYSE:HIW) has closed the acquisition of a portfolio of office assets from Preferred Apartment Communities, Inc. (NYSE:APTS) (“PAC”). The portfolio consists of four Class A office assets in Charlotte and Raleigh and one mixed-use redevelopment site in Atlanta.

The Company’s total investment is expected to be $683 million, which includes $28 million of near-term building improvements and $4 million of transaction costs. The transaction includes the assumption of four secured loans estimated to be recorded at fair value of $407 million in the aggregate, with a weighted average effective interest rate of 3.5% and a weighted average maturity of 10.7 years.

The core office buildings in Charlotte and Raleigh, which encompass 1,630,000 square feet in total and are currently 94% occupied, are projected to generate cash net operating income of $38.3 million and GAAP net operating income of $42.8 million in the first four quarters following closing. The mixed-use redevelopment site in Atlanta is valued at approximately $20 million.

With respect to non-core assets the Company had previously agreed to acquire from PAC, the mezzanine loan related to a recently constructed office building in Atlanta was paid off in full by the third party borrower and PAC has elected to sell Armour Yards, a multi-building creative office project in Atlanta, to a third party.

The Company funded the initial cash portion of the purchase price with a combination of restricted cash held in escrow as the result of recent non-core asset sales and a $200 million, six-month unsecured bridge facility from JPMorgan Chase Bank, N.A. The bridge facility, which also closed on July 29th, bears interest at LIBOR plus 85 basis points, can be extended at the

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Company’s option for an additional six-month period and contains financial and other covenants that are similar to the covenants under the Company’s $750 million unsecured revolving credit facility.

The Company’s long-term plan is to fund the acquisition primarily by accelerating the sale of $500 to $600 million of non-core assets currently owned by the Company. The Company expects to return its balance sheet metrics to current levels by mid-2022. Approximately $250 million of the planned dispositions are expected to qualify for tax-deferred treatment under Section 1031 of the Internal Revenue Code.

About Highwoods
Some of the information in this press release may contain forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects such as the following: the planned sales of non-core assets and expected pricing and impact with respect to such sales, including the tax impact of such sales; the expected financial and operational results and the related assumptions underlying our expected results, including but not limited to potential losses related to customer difficulties, anticipated building usage and expected economic activity due to COVID-19; the continuing ability to borrow under the Company’s revolving credit facility; the anticipated total investment, projected leasing activity, estimated replacement cost and expected net operating income of acquired properties and properties to be developed; and expected future leverage of the Company. You can identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that our plans, intentions or expectations will be achieved.

When considering such forward-looking statements, you should keep in mind important factors that could cause our actual results to differ materially from those contained in any forward-looking statement, including the following: buyers may not be available and pricing may not be adequate with respect to planned dispositions of non-core assets; comparable sales data on which we based our expectations with respect to the sales price of non-core assets may not reflect current market trends; the extent to which the ongoing COVID-19 pandemic impacts our financial condition, results of operations and cash flows depends on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic and its impact on the U.S. economy and potential changes in customer behavior that could adversely affect the use of and demand for office space; the financial condition of our customers could deteriorate or further worsen, which could be further exacerbated by the COVID-19 pandemic; our assumptions regarding potential losses related to customer financial difficulties due to the COVID-19 pandemic could prove incorrect; counterparties under our debt instruments, particularly our revolving credit facility, may attempt to avoid their obligations thereunder, which, if successful, would reduce our available liquidity; we may not be able to lease or re-lease second generation space, defined as previously occupied space that becomes available for lease, quickly or on as favorable terms as old leases; we may not be able to lease newly constructed buildings as quickly or on as favorable terms as originally anticipated; we may not be able to complete development, acquisition, reinvestment, disposition or joint venture projects as quickly or on as favorable terms as anticipated; development activity in our existing markets could result in an excessive supply relative to customer demand; our markets may suffer declines in economic and/or office employment growth; unanticipated increases in interest rates could increase our debt service costs; unanticipated increases in operating expenses could negatively impact our operating results; natural disasters and climate change could have an adverse impact on our cash flow and operating results; we may not be able to meet our liquidity requirements or obtain capital on

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favorable terms to fund our working capital needs and growth initiatives or repay or refinance outstanding debt upon maturity; and the Company could lose key executive officers.

This list of risks and uncertainties, however, is not intended to be exhaustive. You should also review the other cautionary statements we make in “Risk Factors” set forth in our 2020 Annual Report on Form 10-K. Given these uncertainties, you should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements to reflect any future events or circumstances or to reflect the occurrence of unanticipated events.

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